Exhibit (d) (11)
CALAMOS INVESTMENT TRUST
March 7, 2008
Calamos Advisors LLC
2020 Calamos Court
Naperville, Illinois 60563
Ladies and Gentlemen:
     Re:     Management Agreement
     Pursuant to paragraph 1(b) of the Management Agreement (the “Agreement”) between Calamos Investment Trust and Calamos Advisors LLC dated December 13, 2004, as amended, we hereby notify you that the board of trustees of Calamos Investment Trust has established an additional Sub-Trusts, designated Calamos 130/30 Equity Growth Fund and Calamos New World Growth Fund (the “New Funds”), and have appointed you as Manager to act as manager and investment adviser to that Sub-Trusts on the terms and conditions set forth in the Agreement, except that the advisory fee applicable to each New Fund shall be calculated as follows:
Calamos 130/30 Equity Growth Fund
The base fee rate shall be at the annual rate of 1.20% of the first $500 million of the average daily net assets; 1.15% of the next $500 million of the average daily net assets; 1.10% of the next $5 billion of the average daily net assets; 1.08% of the next $5 billion of the average daily net assets; 1.06% of the next $5 billion of the average daily net assets; 1.04% of the next $5 billion of the average daily net assets; 1.02% of the next $5 billion of the average daily net assets; 1.00% in excess of $26 billion.
Calamos New World Growth Fund
The base fee rate shall be at the annual rate of 1.10% of the first $500 million of the average daily net assets; 1.05% of the next $500 million of the average daily net assets; 1.00% of the next $5 billion of the average daily net assets; 0.98% of the next $5 billion of the average daily net assets; 0.96% of the next $5 billion of the average daily net assets; 0.94% of the next $5 billion of the average daily net assets; 0.92% of the next $5 billion of the average daily net assets; 0.90% in excess of $26 billion.

     Please sign below to evidence the acceptance of your appointment as Manager for the Sub-Trusts designated Calamos 130/30 Equity Growth Fund and Calamos New World Growth Fund, as set forth above and in the Agreement.

Very truly yours, CALAMOS INVESTMENT TRUST
By:
Stathy Darcy
Secretary

     Appointment as Manager for the Sub-Trusts designated Calamos 130/30 Equity Growth Fund and Calamos New World Growth Fund as set forth above and in the Agreement is accepted this 7TH day of March 2008.

CALAMOS ADVISORS LCC
By:
Nimish S. Bhatt
Senior Vice President, Director of Operations